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Exhibit 23.1

[Letterhead of PricewaterhouseCoopers]

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form F-1 of AerCap Holdings N.V. of our report dated May 19, 2006, except for 'debt issuance costs' and 'investments in direct finance leases' as described in note 1, which is dated July 28, 2006, relating to the financial statements of AerCap Holdings C.V., which appears in such Registration Statement. We also consent to the reference to us under the heading 'Experts' in such Registration Statement.

Rotterdam, November 15, 2006

PricewaterhouseCoopers Accountants N.V.

/s/ ANDRE TUKKER

A. Tukker RA

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[Letterhead of PricewaterhouseCoopers]
Consent of Independent Registered Public Accounting Firm